For Immediate Release	Contact: James Grant (785) 559-5321

MATTHEW A. OUIMET ELECTED TO COLLECTIVE BRANDS, INC. BOARD OF DIRECTORS

TOPEKA, Kan., June 30, 2008 - Collective Brands, Inc. (NYSE:PSS) today announced that Matthew A. Ouimet has been elected to its board of directors, with a term to expire in 2011. Ouimet has been appointed to the audit and finance committee of the company’s board of directors.

Ouimet, age 50, is the President, Hotel Group for Starwood Hotels and Resorts Worldwide, Inc. He joined Starwood in August 2006. Prior to joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he served most recently as president Disneyland Resort. Ouimet served in a variety of other business development and financial positions, including president of Disney Cruise Line during his employment with Disney. Prior to his work with Disney, Ouimet was controller and senior vice president, finance for Lincoln Property Company from 1983 through 1989 and served as a certified public accountant with Price Waterhouse from 1980 through 1983.

“We are pleased that Matt Ouimet has joined the Collective Brands Board of Directors,” said Matthew E. Rubel, Chairman, Chief Executive Officer and President of Collective Brands, Inc. "Matt has a rare combination of strategic and operating experience domestically and internationally with first class organizations in the areas of service, brand building, and operations.”

With the addition of Mr. Ouimet, the Collective Brands Board of Directors now consists of 10 directors, including nine independent directors.

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands’ units can be found at www.collectivebrands.com.

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